Exhibit 99.1

NEWS RELEASE

Contacts:	BIO-key International, Inc.
Scott Mahnken
732-359-1113

BIO-key International Inc.® Reports 2011 Second Quarter Financial Results

Extinguishes Debt Leaving Clean Balance Sheet and Only Common Shares on its Capital Table

Wall, NJ, August 15, 2011 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in fingerprint biometric identification solutions, today reported financial results for the second quarter ended June 30, 2011.

Total revenue for the three months ended June 30, 2011 was approximately $1 million, representing an overall decrease of 31% from the $1.4 million reported for the quarter ended June 30, 2010. The decrease was primarily attributed to an order received in 2010 from a new healthcare customer, specifically in the blood bank sector. Blood banks have contributed significant revenue in the past, yet due to a spending freeze in the blood bank industry which is under consolidation, most of our prospects are being asked to curtail purchases until late 2011 or early 2012. Embedded in the overall decrease, the Company reported an increase in service revenues of approximately 34%, which was driven by a mix of some new accounts and renewed maintenance agreements from legacy customers.

BIO-key’s gross margin for the second quarter of 2011 was 70% compared to 93% for the same period in 2010, due to the costs associated with the increase in third party hardware revenue.  Operating expenses for the second quarter of 2011 decreased 21% to approximately $926,000 compared to $1,173,000 in the comparable quarter ended June 30, 2010. Operating loss for the second quarter of 2011 was ($234,039), compared to operating income of $156,633 reported in the quarter ended June 30, 2010.

Net loss for the three months ended June 30, 2011 was ($594,224) compared to net income of $234,766 for the comparable period in 2010.  Net income for the 2010 period included approximately $191,000 in income related to derivative and fair value adjustments no longer applicable in 2011.

During the quarter, InterAct911 Mobile Systems, Inc. exercised its option to prepay the balance due of $3,222,000 under the Note Receivable issued to BIO-key nearly twenty months ahead of the scheduled final maturity date in December 2012. As a result, BIO-key exercised its prepayment option and paid the outstanding debt owed to its principal investor on its Secured Promissory Note in the amount of $3,157,759.  At June 30, 2011, the Company owes $346,428 to another investor under an outstanding Secured

Promissory Note. In consideration for the early payment from InterAct911, BIO-key accepted a $150,000 discount on the principal amount due on the Note Receivable and our Secured Promissory Note holders agreed to absorb $50,000 of the discount with the remainder borne by the Company.  The net discount of $100,000 for the Note Receivable and Secured Promissory Notes is included as interest expense in the three and six months ended June 30, 2011.

The transactions with Interact911 and Secured Promissory Note holders over the past 3 quarters, as well as the expiration of warrants subsequent to the close of the quarter have resulted in a reduction of our fully diluted share count from approximately 111 million shares to approximately 92 million shares.

“We are starting to witness some very interesting trends in our industry.  During the second quarter of 2011, we secured a contract to install BIO-key software with a fifth hospital in the state of Ohio and have inquiries from others,” said Michael DePasquale, BIO-key’s Chief Executive Officer.  “Additionally, we are experiencing a higher demand for mobile biometric technology solutions in healthcare and government.  Moving forward we believe that offering a fingerprint biometric solution for the Apple iPad and iPhone would generate significant interest with decision makers in healthcare, commercial enterprise and government agencies. With our pending acquisition of SIC Biometrics Inc., which we are also announcing today, we believe that BIO-key will be in a first mover position, as evidenced by the strong order rate at the early introduction of the production version of their iFMID snap on fingerprint scanner for Apple iSeries products.  Just 2 weeks ago SIC secured a large order valued at over $1.5M USD from Canada’s largest healthcare institution to provide strong, secure, convenient access to information by clinicians and administrators via their iPhone and iPad.”  With the explosive growth forecast for Apple iPad and iPhone devices BIO-key is very well positioned to meet the demands for mobile enterprise and consumer security,” stated DePasquale.

Six Month Comparisons

Total revenue for the six months ended June 30, 2011 was $2.389 million representing a 1% decrease from the $2.409 million reported for the same period in 2010.  Although the revenue amounts are similar, the product mix varied with an increase in third party hardware revenue to approximately $530,000, license revenue of $1.5 million and service revenue of $309,000 for the six months ended June 30, 2011 compared with third party hardware revenue of approximately $173,000, license revenue of $2.5 million and service revenue of $204,000 for the same period in 2010.

Gross margin for the six months ended June 30, 2011 was approximately $2.0 million representing a 10% decrease from the same period in 2010 of $2.2 million. Operating expenses for the first six months of 2011 also decreased 10% to approximately $1,932,000 compared to $2,157,000 in the comparable period ended June 30, 2010. The decline in operating expenses were primarily related to lower legal, accounting and referral fee expenses, offset by an increase in R&D expenses. Operating income for the six months ended June 30, 2011 was $49,948, compared to operating income of $37,899 reported for the same period in 2010.

Net loss for the six months of 2011 was ($354,154) compared to net income of approximately $1.2 million for the comparable period in 2010.  Net income for the 2010 period included approximately $977,000 in income related to derivative and fair value adjustments and $426,269 in income from discontinued operations, both no longer applicable in 2011.

Liquidity and Capital Resources

Consolidated cash, cash equivalents and accounts receivables totaled over $1.7 million on June 30, 2011 compared to $1.4 million as of December 31, 2010.

Highlights for the second quarter included the following:

•                  Nationwide Children’s Hospital, one of the largest pediatric hospitals and research institutes in the U.S. implemented Phase 2 of the installation of BIO-key software; expanding the footprint from 300 to 2,500 finger print readers and expanding from 1650 to 6500 users.  Part of the expansion includes future deployment at Nationwide Children’s new state of the art facility scheduled to open in January 2012.

•                  Received Phase 2 orders for an ongoing international project to register SIM card users for an international client.

•                  Dayton Children’s has a staff of over 350 physicians and 1,300 employees and volunteers.  During Q2 Dayton Children’s in Ohio contracted with BIO-key to deploy strong identification and authentication for their staff members to comply with Ohio Board of Pharmacy Positive ID requirements inside their Epic deployment.  A total of 1800 users and 575 Lumidigm fingerprint readers were purchased from BIO-key.

•                  Purchase orders from McKesson, ChoicePoint/ LexisNexis, Educational Biometric Technology, Identimetrics & Genesis Healthcare

•                  Received a follow up order from ITxM one of the nation’s foremost organizations specializing in transfusion medicine, as they prepare to deploy their BIO-key-based Donor identification platform to their locations.  They will be using the built-in fingerprint scanners in several hundred Panasonic H1 tablets in conjunction with existing laptops to enroll and identify over 1.6 million donors who visit their blood centers.

•                  Renewed our partnership agreement with CA Technologies allowing BIO-key to update and make available to all CA customers who have deployed Siteminder  .  BIO-key has integrated WEB-key into Siteminder enabling all of CA’s customers to immediately take advantage of our award winning biometric authentication through a simple configuration in their Siteminder deployments.  BIO-key continues to maintain and advance our relationship with CA and its customers.

•                  WEB-key 3.4, BIO-key’s client server authentication solution, now provides support for clients running on iOS platforms like the iPhone, iPad and iPod, utilizing fingerprint sensors from various providers.  The WEB-key client on iOS is compatible with those of Windows and other platforms providing for a single enrollment across multiple systems and activities.  The client provides security and convenience for easy to use authentication.  Additional client support for Android Operating Systems is also now available.

Conference Call Details

BIO-key has scheduled a call for Monday August 15th at 10:00 a.m. Eastern Time to discuss 2011 second quarter results.  To access the conference call live, dial 877-344-7529 and ask for the BIO-key call at least 10 minutes prior to the start time.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com. A telephonic replay of the conference call will be available through September 14, 2011 and may be accessed by dialing 412-317-0088 and using the pass code 452169#. A streaming audio replay of the webcast will be available shortly after the call on the Company’s website (www.bio-key.com) for a period of thirty days.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, our ability to attract and retain key personnel and our ability to complete the proposed acquisition of S.I.C. Biometrics Inc. as currently planned.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.